Exhibit 99.1

For Immediate Release

MERCER INTERNATIONAL INC. ANNOUNCES PRELIMINARY RESULTS FOR THE THIRD QUARTER OF 2024 AND EARNINGS CONFERENCE CALL DETAILS

NEW YORK, NY, October 16, 2024 - Mercer International Inc. (Nasdaq: MERC) (the “Company” or “Mercer”) today reported its preliminary financial results for the third quarter of 2024.

Preliminary Third Quarter Results

The following sets forth selected financial results for the periods indicated, including selected preliminary financial results for the three and nine months ended September 30, 2024:

	Q3	Q2	Q3	YTD	YTD
	2024	2024	2023	2024	2023
	(in millions)
Revenues	$502.1	$499.4	$470.8	$1,555.0	$1,523.4
Operating income (loss)	$8.8	$(43.8)	$(3.4)	$(35.4)	$(132.4)
Operating EBITDA*	$50.5	$30.4	$37.5	$144.5	$(3.7)
Net loss	$(17.6)	$(67.6)	$(26.0)	$(101.8)	$(154.8)

Liquidity

As of September 30, 2024, the Company had cash and cash equivalents of approximately $239 million, approximately $315 million available under its revolving credit facilities and aggregate liquidity of about $554 million.

Mr. Juan Carlos Bueno, Chief Executive Officer, stated: “We continued to see strength in softwood pulp markets with relatively flat fiber costs in the third quarter of 2024. However, our operating results for the quarter were constrained due to the occurrence of several unrelated events that impacted pulp production, including the previously announced unscheduled downtime of 23 days (approximately 35,500 ADMTs) at our Mercer Peace River mill, a slower than normal maintenance start-up and other production upsets at our Stendal Mill (approximately 26,500 ADMTs) and isolated mechanical incidents at our Celgar mill (approximately 9,200 ADMTs).

Our team was able to restart the Mercer Peace River mill slightly earlier than initially planned, limiting the resulting downtime in the fourth quarter to about 12 days. We have no remaining downtime planned at our pulp mills for the fourth quarter of 2024.”

Mr. Bueno concluded: “With the impacts of the unscheduled downtime events behind us, we are optimistic that we are strongly positioned to capitalize on the continued strength in NBSK markets across our pulp mills for the remainder of 2024.”

Current Market Environment

As at September 30, 2024, NBSK list prices in Europe and North America were approximately $1,535 per ADMT and $1,735 per ADMT, respectively, compared to $1,160 per ADMT and $1,270 per ADMT, respectively, as at September 30, 2023. As at September 30, 2024, NBSK net prices in China were approximately $754 per ADMT, compared to $715 per ADMT as at September 30, 2023. Prices for China are net of discounts, allowances and rebates.

The U.S. benchmark lumber prices for Western SPF No. 2 and better was approximately $390 per Mfbm as at September 30, 2024, compared to $407 per Mfbm as at September 30, 2023. There is no similar or common pricing metric quoted in the European market.

The preliminary results presented herein are unaudited, based on information available as of the date hereof, and are subject to completion of the Company’s financial reporting processes. The Company has not yet closed its books for the three and nine months ended September 30, 2024. Accordingly, its actual financial results for these periods may differ materially from the preliminary results contained herein due to the completion of financial closing procedures, final adjustments and other developments that may arise between now and the time its unaudited financial results for the period are finalized. Accordingly, you should not place undue reliance on these preliminary estimated financial results.

Conference Call Details

Mercer will report its full financial results for the third quarter of 2024 on October 31, 2024 after the close of market. The Company’s Chief Executive Officer, Juan Carlos Bueno, and Chief Financial Officer, Richard Short, will be hosting a conference call on November 1, 2024 at 10:00 a.m. ET to discuss the results.

The conference call will be available to interested parties live over the Internet through a webcast by clicking on or copying and pasting the following link into their web browser: https://edge.media-server.com/mmc/p/zp8mydck A link to the webcast will also be available on the Investor Relations section of the Company’s webpage. For those unable to participate in the live webcast, a replay of the webcast will be archived and accessible through the same link on the Company’s website at https://mercerint.com/investors/events-calendar/.

To join the live call and ask a question, a participant must register by either desktop or mobile using the following URL: https://register.vevent.com/register/BIcd5fd2d7932445bba68bda4a2a4c2c20. Once registered, participants will receive a dial-in number and unique PIN number to access the call or can select the dial-out “Call Me” option to connect their phone instantly. Participants are advised to go to the website at least 15 minutes prior to the call to register.

About Mercer

Mercer International Inc. is a global forest products company with operations in Germany, the USA and Canada with consolidated annual production capacity of 2.1 million tonnes of pulp, 960 million board feet of lumber, 210 thousand cubic meters of cross-laminated timber, 45,000 cubic meters of glulam, 17 million pallets and 230,000 metric tonnes of biofuels. To obtain further information on the company, please visit its web site at https://www.mercerint.com.

Operating EBITDA

Operating EBITDA is defined as operating income (loss) plus depreciation and amortization and non-recurring capital asset impairment charges. Management uses Operating EBITDA as a benchmark measurement of its own operating results, and as a benchmark relative to its competitors. Management considers it to be a meaningful supplement to operating income (loss) as a performance measure primarily because depreciation expense and non-recurring capital asset impairment charges are not an actual cash cost, and depreciation expense varies widely from company to company in a manner that management considers largely independent of the underlying cost efficiency of our operating facilities. In addition, management believes Operating EBITDA is commonly used by securities analysts, investors and other interested parties to evaluate our financial performance.

Operating EBITDA does not reflect the impact of a number of items that affect our net income (loss), including financing costs and the effect of derivative instruments. Operating EBITDA is not a measure of financial performance under GAAP, and should not be considered as an alternative to net loss or operating loss as a measure of performance, nor as an alternative to net cash from (used in) operating activities as a measure of liquidity. Operating EBITDA is an internal measure and therefore may not be comparable to other companies.

The following table sets forth a reconciliation of net loss to Operating EBITDA for the periods indicated:

	Q3	Q2	Q3	YTD	YTD
	2024[1]	2024	2023	2024[1]	2023
Net loss	$(17.6)	$(67.6)	$(26.0)	$(101.8)	$(154.8)
Income tax provision (recovery)	(0.1)	1.3	4.0	(5.2)	(28.9)
Interest expense	26.4	26.8	21.9	80.8	61.0
Other expenses (income)	0.1	(4.3)	(3.3)	(9.1)	(9.7)

Operating income (loss)	8.8	(43.8)	(3.4)	(35.4)	(132.4)
Add: Depreciation and amortization	41.6	39.9	41.0	122.0	128.7
Add: Loss on disposal of investment in joint venture	—	—	—	23.6	—
Goodwill impairment	—	34.3	—	34.3	—

Operating EBITDA	$50.5	$30.4	$37.5	$144.5	$(3.7)

(1)	Preliminary results.
(2)	Due to rounding, numbers presented may not add up precisely to totals we provide.

The preceding includes forward looking statements, which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. Words such as “expects”, “anticipates”, “are optimistic that”, “projects”, “intends”, “designed”, “will”, “believes”, “estimates”, “may”, “could” and variations of such words and similar expressions are intended to identify such forward-looking statements. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, our use of derivatives, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY:

William D. McCartney

Chairman

(604) 684-1099

Juan Carlos Bueno

Chief Executive Officer

(604) 684-1099

*

Operating EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States (“GAAP”) and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. See “Operating EBITDA” herein for further information, including a reconciliation of net loss to Operating EBITDA.

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